OptimizeRx Completes Capital Raise to Exercise Securities Redemption Option Agreement With Vicis

ROCHESTER, MI--(Marketwired - Mar 18, 2014) -  OptimizeRx Corporation (OTCQB: OPRX) announced today it has completed its capital raise of $10 Million and will be exercising the buyout option with Vicis Capital Master Fund to redeem all securities it holds in the Company. This includes all the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, common stock, and all derivative securities, which includes the Series A Warrant to Purchase Common Stock and Series B Warrant to Purchase Common Stock held by Vicis. With these holdings redeemed, we will no longer owe any dividend obligations to Vicis.

In addition to simplifying the company's capital structure, completion of this raise and Exercising this option reduced fully diluted Shares by approximately 7.25 Million and provided an additional $3 Million in working capital to support the company's growth.

"We are very pleased to complete this raise to improve our capital structure and bring additional shareholder value, along with working capital to support our exciting, growing business," stated David Harrell, company CEO.

Based on the company's existing partnerships, growing pharmaceutical pipeline and the additional EHR platforms and Health Systems engaged, the company expects significant year over year growth trends to continue.

The company expects to expand revenue opportunities outside of the automated voucher and copay in 2014 through WPP and other partners looking to integrate their services within OptimizeRx growing electronic pathway.

Lastly, OptimizeRx has completed its 2.0 upgrade of their technology software and infrastructure to provide more stable, robust performance that can support dramatic scale of its services. The company will also be expanding its staff to support its growing accounts and growth, including executives and board members.

About OptimizeRx Corp.

OptimizeRx Corp. provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand patient awareness, access and adherence to their medications. For more information, please go to www.optimizerxcorp.com or www.samplemd.com.

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.